Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	June 25, 2010

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Announces Unfavorable Judgment

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today that its subsidiary, Jacobs France SAS, received an unfavorable judgment from an Administrative Tribunal in Strasbourg, France relating to a waste incineration plant project in France. Jacobs believes that the judgment of the Tribunal is not supported by the facts or by applicable law and will consider all possible avenues including appeal.

As a result of the judgment, Jacobs will record a pre-tax charge to earnings of approximately $94 million in the quarter ending July 2, 2010. The pre-tax charge includes future cash payments of approximately $62 million.

The dispute involves a project to design and build a waste incineration plant in Sausheim, France by a consortium led by Serete for the SIVOM de Mulhousienne. The contract was entered into in 1996, prior to the acquisition of Serete by Jacobs in 1997. Jacobs filed suit in 2002 seeking approximately $49 million in damages to recover its contract balance and additional project costs that it had incurred. The SIVOM counterclaimed for project completion costs, increased operating costs and costs relating to emissions problems.

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements, including the outcome of any appeals of the Tribunal’s judgment, the timing of any cash payment due under the judgment, and the tax impact of the judgment. For a description of some of the other factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2009 Form 10-K, and in particular the discussions contained under Item 1 — Business; Item 1A — Risk Factors; Item 3 — Legal Proceedings; and Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.